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                                                                    Exhibit 11B


                        GATX CORPORATION AND SUBSIDIARIES


               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                          AND COMMON STOCK EQUIVALENTS
                             ASSUMING FULL DILUTION

                      In Millions, Except Per Share Amounts


                                                       Three Months Ended
                                                             March 31
                                                        ----------------
                                                         1997      1996
                                                        ------    ------
Average number of shares used to
      compute primary earnings per share ..........       20.6     20.5

Common stock issuable upon assumed
      conversion of preferred stock ...............        4.0      4.0
                                                        ------   ------

Total shares ......................................       24.6     24.5
                                                        ======   ======


Net income, as adjusted per primary computation ...     $ 27.9   $ 21.4

Add - Dividends paid and accrued on preferred stock        3.3      3.3
                                                        ------   ------

Net income, as adjusted ...........................     $ 31.2   $ 24.7
                                                        ======   ======

Net income per share, assuming full dilution ......     $ 1.27   $ 1.01
                                                        ======   ======



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Note:     See discussion of FAS 128 effect on Exhibit 11A.

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